As filed with the Securities and Exchange Commission on February 12, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

WARWICK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1497903 (I.R.S. Employer Identification No.)
18 Oakland Avenue, Warwick, New York (Address of principal executive offices)	10990 (Zip Code)

WARWICK COMMUNITY BANCORP, INC.
THE WARWICK SAVINGS BANK
VOLUNTARY RETAINER STOCK AND
DEFERRED COMPENSATION PLAN FOR DIRECTORS

(Full title of the plan)

James S. Fleischer, P.C.
Michael R. Gartman, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, NW
Washington, D.C. 20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	75,000 shares(1)	$29.05(2)	$2,178,750(2)	$201.00(2)
Deferred Compensation Obligations	$275,000(3)	100%	$ 275,000	$ 26.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Warwick Community Bancorp, Inc.
(2) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of $29.05 per share, which was the average of the high and low sale prices per share of the common stock on The Nasdaq Stock Market on February 7, 2003.
(3) The Deferred Compensation Obligations are unsecured obligations of Warwick Community Bancorp, Inc. to pay deferred compensation in the future in accordance with the terms of Warwick Community Bancorp, Inc. and The Warwick Savings Bank Voluntary Retainer Stock and Deferred Compensation Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

              The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Warwick Community Bancorp, Inc. and The Warwick Savings Bank Voluntary Retainer Stock and Deferred Compensation Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

              Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.
The following documents previously filed with the Commission (File No. 0-23293) are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

	(a)	the Annual Report on Form 10-K of Warwick Community Bancorp, Inc., a Delaware corporation (the "Company") for the year ended December 31, 2001, filed on March 15, 2002;
	(b)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed on May 13, 2002;
	(c)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed on August 13, 2002, as amended on Form 10-Q/A filed on August 14, 2002.
	(d)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed on November 14, 2002.
	(e)	the Company's Current Reports on Form 8-K filed on January 18, 2002, May 30, 2002 (as amended on Form 8-K/A filed on June 3, 2002), July 24, 2002 and December 10, 2002;
	(f)	the Company's proxy statement for its annual meeting of stockholders held on April 16, 2002; and
	(g)	the description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed on October 31, 1997, and all amendments or reports filed for the purpose of updating such description.

              This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in the Company's 2002 annual meeting proxy statement. Nor shall this incorporation by reference be deemed to specifically incorporate by reference the information provided under Item 9 of the Company's Current Reports on Form 8-K filed on July 24, 2002 and December 10, 2002.

              The consolidated financial statements of the Registrant and its subsidiaries as of and for the year ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this Registration Statement in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

              Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of the Registrant in this Registration Statement, and the Company has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, Plan participants will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

              All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference

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into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or in the Prospectus shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

              The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Nancy L. Sobotor-Littell, Secretary, Warwick Community Bancorp, Inc., 18 Oakland Avenue, Warwick, New York 10990, telephone number (845) 986-2206.

              All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.
              The deferred compensation obligations to which this Registration Statement relates (the "Deferred Compensation Obligations") arise under the Plan and are general unsecured obligations of the Company to pay deferred compensation in the future to participants in the Plan in accordance with the terms of the Plan from the general assets of the Company. The following description of the Deferred Compensation Obligations of the Company are qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the meanings attributed to such terms in the Plan.

              Directors of The Warwick Savings Bank are entitled to participate in the Plan. The Plan allows for each director to elect to defer all or a portion of his or her annual retainer and fees for attending board or board committee meetings ("Fees") that may otherwise be payable in a calendar year. As a plan participant, a director may elect to defer all or a portion of his or her annual retainer, which is payable in shares of the Company's common stock. The amount deferred will be credited in the form of Stock Units to a Stock Unit Account. A participant may also elect to have his or her Fees, which are otherwise payable in cash, paid in shares of the Company's common stock. The participant may further elect to defer all or a portion of his or her Fees, in increments of 25%, in the form of either (i) Cash Units credited to a Cash Unit Account or (ii) Stock Units credited to a Stock Unit Account.

              All Fees deferred in the form of Cash Units are credited to the participant's Cash Unit Account as of the last day of the quarter during which the annual retainer or Fees would otherwise have been paid (the "Deferral Date"). The amount of the annual retainer and all Fees deferred in the form of stock units are credited to the participant's Stock Unit Account as of the applicable deferral date and converted to Stock Units. The number of
              Stock Units credited is equal to the amount of deferred Fees divided by the Fair Market Value of the Company's common stock on the applicable Deferral Date, with fractional units calculated to at least three decimal places.

              Under the Plan, credits of interest equivalents to the participant's Cash Unit Account are required to be made as of the end of each calendar quarter. The interest equivalents are calculated from the applicable Deferral Date, and the rate of the interest equivalents shall be determined from time to time by the committee administering the Plan. However, in no event shall the rate of the interest equivalents for any quarter exceed The Warwick Savings Bank's prime rate available to its customers during the applicable quarter. As of each dividend payment date with respect to the Company's common stock, each participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to: the per-share cash dividend payable on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend, divided by the Fair Market Value of a share on such dividend payment date. If dividends are paid on shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the participant's Stock Unit Account.

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              The Company's Deferred Compensation Obligations will be paid to the participant (or his or her designated beneficiary) after the participant's service is terminated for any reason. The participant may elect to have payment made in a lump sum or in installments over a designated period, not to exceed ten years. All distributions from a participant's Stock Unit Account are made by delivering to the participant the number of shares of the Company's common stock equal to the number of whole Stock Units then credited to the participant's account. In the committee's discretion cash may be paid in lieu of fractional shares otherwise payable in any lump sum or installment distribution. Each participant's Cash Unit Account shall be settled by delivering to the participant the dollar amount equal to the number of Cash Units then credited to the participant's account.

              The Plan does not confer upon any participant any rights of a shareholder of the Company unless and until shares of the Company's common stock are issued or transferred to the participant in accordance with the Plan.

              The Plan may be amended or terminated at any time without the consent of shareholders or participants unless otherwise required by applicable laws or regulations. Generally, however, no amendment may impair the rights of a participant with respect to Stock Units already allocated to his or her Stock Unit Account. No amount payable under the Plan is subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. The Deferred Compensation Obligations of the Company are not subject to redemption, in whole or in part, through operation of a mandatory or optional sinking fund or analogous provision.

              The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 5.	Interests of Named Experts and Counsel.
              Not Applicable.

Item 6.	Indemnification of Directors and Officers.

              To the fullest extent of the General Corporation Law of the State of Delaware, Article Ten of the Company's Certificate of Incorporation provides for indemnification of each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company or is or was serving, or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Article Ten, Section 11 of the Company's Certificate of Incorporation provides the Company with the authority to purchase insurance with respect to such costs.

              Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith, (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal

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proceeding, had no reasonable cause to believe his conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

              Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.

              Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceeding upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 7.	Exemption from Registration Claimed.
              Not applicable.

Item 8.	Exhibits.

              See the Index to Exhibits to this Registration Statement.

Item 9.	Undertakings.
	(a)	The undersigned Registrant hereby undertakes:
		(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warwick, State of New York, on February 12, 2003.

WARWICK COMMUNITY BANCORP, INC.

By:	/s/ Fred G. Kowal Fred G. Kowal, Chairman of the Board and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred G. Kowal, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fred G. Kowal Fred G. Kowal, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Date: February 12, 2003

/s/ Ronald J. Gentile Ronald J. Gentile, President, Chief Operating Officer and Director	Date: February 12, 2003

/s/ Arthur W. Budich Arthur W. Budich, Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: February 12, 2003

/s/ Anthony R. Bottini Anthony R. Bottini, Director	Date: February 12, 2003

/s/ Thomas G. Kahn Thomas G. Kahn, Director	Date: February 12, 2003

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/s/ R. Michael Kennedy R. Michael Kennedy, Director	Date: February 12, 2003

/s/ Fred M. Knipp Fred M. Knipp, Director	Date: February 12, 2003

/s/ Emil R. Krahulik Emil R. Krahulik, Director	Date: February 12, 2003

/s/ David F. McBride David F. McBride, Director	Date: February 12, 2003

/s/ John J. McDermott, III John J. McDermott, III, Director	Date: February 12, 2003

/s/ John W. Sandford, III John W. Sanford, III, Director	Date: February 12, 2003

/s/ Robert N. Smith Robert N. Smith, Director	Date: February 12, 2003

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INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration Number 333-36021) and incorporated herein by reference).
4.2	Form of Amended Bylaws (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File Number 0-23293) and incorporated herein by reference).
4.3	Form of Specimen Stock Certificate (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration Number 333-36021) and incorporated herein by reference).
4.4	Rights Agreement between Warwick Community Bancorp, Inc. and Registrar and Transfer Company, dated as of October 17, 2000 (filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed on October 18, 2000, and incorporated herein by reference).

4.5	Amendment No. One to Rights Agreement between Warwick Community Bancorp, Inc. and Registrar and Transfer Company, dated September 17, 2002 (filed as Exhibit 4.4 to the Company's Registration Statement on Form 8-A, filed on September 18, 2002, and incorporated herein by reference).

4.6	Form of Right Certificate (filed as Exhibit 4.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 23, 2001, and incorporated herein by reference).
4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Warwick Community Bancorp, Inc. (filed as Exhibit 4.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 23, 2001, and incorporated herein by reference).

5	Opinion of Silver, Freedman & Taff, L.L.P.
23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)
23.2	Consent of Arthur Andersen LLP*
24	Power of Attorney (contained on signature page)
____________
*   Omitted pursuant to Rule 437a under the Securities Act.

End.